EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS PRELIMINARY REVENUES
FOR THIRD QUARTER OF FISCAL 2006

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – October 9, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported preliminary, unaudited revenues for the third quarter of fiscal 2006, which ended on October 3, 2006.

Total revenues increased approximately 11% to $325.0 million from $292.8 million in the third quarter of fiscal 2005.  Comparable restaurant sales decreased 1.6% in the third quarter of fiscal 2006 driven by the macro trends impacting much of the restaurant industry, as previously discussed by the Company.  By concept, comparable restaurant sales decreased 2.1% at The Cheesecake Factory and increased 6.7% at Grand Lux Cafe in the third quarter of fiscal 2006.  Comparable restaurant sales at both concepts were negatively impacted by approximately 1% in the third quarter of fiscal 2006 due to a shift in the current year’s fiscal calendar, as the quarter began after the Fourth of July holiday and ended in the first week of October.  The Company had an approximate 1% effective menu price increase at The Cheesecake Factory restaurants during the quarter.

“We are encouraged by our recent sales trends,” commented David Overton, Chairman and CEO. “Considering that we did not implement a price increase in our new menu, which we rolled out this summer, and factoring in the impact of the calendar shift, we estimate comparable restaurant sales for the third quarter would have been basically flat, a nice sequential improvement from the second quarter.”

The Company has opened eight restaurants year-to-date, including the openings of three Cheesecake Factory restaurants and one Grand Lux Cafe in the third quarter of fiscal 2006. The Company reiterated its new restaurant opening target for fiscal 2006 of as many as 21 new restaurants, including one Grand Lux Cafe.  The majority of new restaurant openings scheduled for the fourth quarter of fiscal 2006 are slated to open throughout November and during the first two weeks of December 2006.

“We are very pleased with the performance of all of our new locations,” continued Overton. “The Cheesecake Factory locations that opened in the third quarter averaged weekly sales in excess of $262,000, with both the Albany and Oklahoma City locations delivering average weekly sales in excess of $280,000. The Grand Lux Cafe concept also continues to perform well with first week sales at our recently opened Boca Raton location of nearly $228,000.”

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Company incurred expenses of approximately $1.0 million to $1.2 million in the third quarter of fiscal 2006 associated with the voluntary stock option review.  Additional expenses related to the stock option review, the associated informal SEC inquiry and shareholder lawsuits will likely be incurred, but cannot be estimated at this time.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 110 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates”, “expects”, “will” and similar words and their variations.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

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